Exhibit 99.1

MEMORANDUM

To:	Members of the Board of Directors and Executive Officers of Resource America, Inc.

From:	Michael Yecies, Chief Legal Officer

RE:	Notice of Blackout Period

Date:	September 10, 2008

As you know, you may not buy or sell equity securities of Resource America during a specified period of time in each calendar quarter (the “Quarterly Blackout Period”).  Resource America publicly released its third quarter 2008 earnings on August 6, 2008, and the Quarterly Blackout Period ended after the close of business on August 8, 2008.  The Quarterly Blackout Period for the fourth quarter and fiscal year ending September 30, 2008 will begin on September 15, 2008 and will last until the second business day following the public release of Resource America’s fourth quarter and fiscal year ending September 30, 2008 earnings.  You will be informed of the exact date on which the Quarterly Blackout Period for the fourth quarter and fiscal year ending September 30, 2008 will end.

Please note that the Quarterly Blackout Period for the fourth quarter is expected to overlap with - but may not necessarily end at the same time as - a separate blackout period for participants in the Resource America, Inc. Investment Savings Plan (the “401(k) Plan”).  As explained in the attached notice for the Resource America, Inc. Investment Savings Plan, the blackout period for the 401(k) Plan is scheduled to begin on Friday, October 10, 2008 at 4:00 p.m. Eastern Time, and end on December 2, 2008 (the “Plan Blackout Period”).

Even if you are not a participant in the 401(k) Plan, you will be prohibited from trading in equity securities of Resource America, other than exempt transactions, from September 15, 2008 until the expiration of the Quarterly Blackout Period for the fourth quarter and fiscal year ending September 30, 2008 or the expiration of the Plan Blackout Period, whichever is later.

Federal securities laws require us to provide this notice to you as a director or executive officer of Resource America.

If you participate in the 401(k) Plan, you will be prohibited from completing transactions relating to the 401(k) Plan during the Plan Blackout Period.  During this period, you will further be prohibited from trading in equity securities of Resource America, outside of the context of the 401(k) Plan, if those securities were acquired in connection with your service or employment as a director or executive officer of Resource America.  Finally, certain transactions are exempt from the prohibitions of both blackout periods - please contact me at (215) 546-5005 for further information or questions.

Memorandum to Resource America Directors and Executive Officers
September 10, 2008

Any pending purchase or sale orders involving equity securities of Resource America that could be executed during a blackout period must be canceled, unless they are part of a written trading plan that has been cleared by Resource America or are otherwise exempt transactions.  Please refer to our Code of Ethics and Insider Trading Policy for further information regarding investment in Resource America securities and remember that you are prohibited from buying, selling or recommending securities while you are aware of material, non-public information about the security or its issuer.  Once these blackout periods end, you are still subject to the normal rules requiring pre-clearance of equity securities of Resource America.